Exhibit 99.5:

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking statements,” including statements about our beliefs and expectations. There are many risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. Potential factors that could cause actual results to differ materially from those discussed in any forward-looking statements include, but are not limited to, those stated above in Item 1A. under the headings “Risk Factors — Cautionary Statement Concerning Forward-Looking Statements” and “—Risk Factors,” as well as those described from time to time in our filings with the Securities and Exchange Commission.

All forward-looking statements are based on information available to us on the date of this filing, and we assume no obligation to update such statements. The following discussion should be read in conjunction with our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission and the consolidated financial statements and related notes in this Annual Report on Form 10-K.

Overview

CoStar is the leading provider of information services to the commercial real estate industry in the United States and the United Kingdom based on the fact that we offer the most comprehensive commercial real estate database available, have the largest research department in the industry, provide more information services than any of our competitors and believe we generate more revenues than any of our competitors. We have created a standardized information platform where the members of the commercial real estate and related business community can continuously interact and facilitate transactions by efficiently exchanging accurate and standardized commercial real estate information. Our integrated suite of online service offerings includes information about space available for lease, comparable sales information, tenant information, information about properties for sale, information for clients' web sites, information about industry professionals and their business relationships, analytic information, data integration, property marketing and industry news. Our service offerings span all commercial property types - office, industrial, retail, land, mixed-use, hospitality and multifamily.

Since 1994, we have expanded the geographical coverage of our existing information services and developed new information services. In addition to internal growth, this expansion included the acquisitions of Chicago ReSource, Inc. in Chicago in 1996 and New Market Systems, Inc. in San Francisco in 1997. In August 1998, we expanded into the Houston region through the acquisition of Houston-based real estate information provider C Data Services, Inc. In January 1999, we expanded further into the Midwest and Florida by acquiring LeaseTrend, Inc. and into Atlanta and Dallas/Fort Worth by acquiring Jamison Research, Inc. In February 2000, we acquired Comps, a San Diego-based provider of commercial real estate information. In November 2000, we acquired First Image Technologies, Inc. In September 2002, we expanded further into Portland, Oregon through the acquisition of certain assets of Napier Realty Advisors d/b/a REAL-NET. In January 2003, we established a base in the United Kingdom with our acquisition of London-based Property Intelligence. In May 2004, we expanded into Tennessee through the acquisition of Peer Market Research, Inc., and in September 2004, we extended our coverage of the United Kingdom through the acquisition of Scottish Property Network. In September 2004, we strengthened our position in Denver, Colorado through the acquisition of substantially all of the assets of RealComp, Inc., a local comparable sales information provider. In January 2005, we acquired National Research Bureau (“NRB”), a leading provider of U.S. shopping center information.  Additionally, in December 2006, our U.K. Subsidiary, Costar Limited, acquired Grecam S.A.S. (“Grecam”) located in Paris, France, a provider of commercial property information and market-level surveys, studies and consulting services.  In February 2007, CoStar Limited also acquired Property Investment Exchange Limited (“Propex”), a provider of commercial property information and operator of an investment property exchange located in London, England.  The more recent acquisitions are discussed later in this section.

Our current expansion plan began in 2004 and included entering 21 new metropolitan markets throughout the United States as well as expanding the geographical boundaries of many of our existing U.S. and U.K. markets during 2005 and 2006. As of February 2006, our expansion into the 21 new markets was complete.

In early 2005 we announced the launch of a major effort to expand our coverage of retail real estate information. The new retail component of our flagship product, CoStar Property Professional, was unveiled in May 2006 at the International Council of Shopping Centers' convention in Las Vegas.

In July 2006, we announced our intention to commence actively researching commercial properties in approximately 100 new Metropolitan Statistical Areas (“MSAs”) across the United States in an effort to expand the geographical coverage of our service offerings, including our new retail service. During 2006, in connection with our plan to actively research commercial properties in these new MSAs, we increased our U.S. field research fleet by adding 89 vehicles and hired researchers to staff these vehicles. Further, in support of our expanded research efforts, we opened a research facility under a short-term lease in White Marsh, Maryland and hired and trained additional researchers and other personnel.  We intend to enter into a long-term lease for a new research facility in White Marsh, Maryland in 2007.

As a result of our recent acquisitions of Propex and Grecam, we also intend to invest further in our U.K. and French operations and to expand the coverage of our service offerings within the U.K. and France.  CoStar intends to integrate its U.K. and French operations more fully with those of the U.S. and eventually to introduce a consistent international platform of service offerings.

Our current expansion plan, further geographical expansion into approximately 100 new MSAs, expansion of coverage of retail real estate information, expansion of our coverage in existing markets and expansion of our U.K. and French operations, has caused, and will continue to cause, our cost structure to escalate in advance of the revenues that we expect to generate from these new markets and services, which may reduce our earnings or earnings growth.

We expect to continue to develop and distribute new services, expand existing services and coverage across our current markets, expand geographically in the U.S. and international markets, consider strategic acquisitions, and expand our sales and marketing organization. Any future significant expansion could reduce our profitability and significantly increase our capital expenditures. Therefore, while we expect current service offerings in existing markets to remain generally profitable and provide substantial funding for our overall business, it is possible that further overall expansion could cause us to generate losses and negative cash flow from operations in the future.

We expect 2007 revenue to grow over 2006 revenue as a result of further penetration of our services in our potential customer base across our platform, successful cross selling of our services to our existing customer base, continued geographic expansion and acquisitions. We expect that 2007 EBITDA, which is our net-income before interest, income taxes, depreciation and amortization, could increase from 2006 based on the growth in EBITDA from U.S. operations, which will be partially offset by our plan to expand and integrate our U.K. and French operations.  We anticipate our EBITDA for our existing core platform to continue to grow principally due to growth in revenue.

Beginning on January 1, 2006, we began accounting for stock based compensation under the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires the recognition of the fair value of stock-based compensation. Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award. Upon adoption of SFAS 123R in the first quarter of 2006, we recorded a charge in general and administrative expenses in our consolidated statements of operations of approximately $35,000, representing the cumulative effect of a change in accounting principle.

In 2006, we issued restricted stock and stock options to our officers, directors and employees, and as a result we recorded additional compensation expense in our consolidated statement of operations. We plan to continue the use of alternative stock-based compensation for our officers, directors and employees, which may include, among other things, restricted stock or stock option grants that typically will require us to record additional compensation expense in our consolidated statement of operations and reduce our net income. We incurred approximately $4.2 million in total equity compensation expense in 2006.

Our subscription-based information services, consisting primarily of CoStar Property Professional, CoStar Tenant, CoStar COMPS Professional and FOCUS services, currently generate approximately 96% of our total revenues. Our contracts for our subscription-based information services typically have a minimum term of one year and renew automatically. Upon renewal, many of the subscription contract rates may increase in accordance with contract provisions or as a result of contract renegotiations. To encourage clients to use our services regularly, we generally charge a fixed monthly amount for our subscription-based services rather than fees based on actual system usage. Contract rates are based on the number of sites, number of users, organization size, the client's business focus and the number of services to which a client subscribes. Our subscription clients generally pay contract fees on a monthly basis, but in some cases may pay us on a quarterly or annual basis. We recognize this revenue on a straight-line basis over the life of the contract. Annual and quarterly advance payments result in deferred revenue, substantially reducing the working capital requirements generated by accounts receivable.

For the years ended December 31, 2005 and 2006, our contract renewal rate was over 90%.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. The following accounting policies involve a “critical accounting estimate” because they are particularly dependent on estimates and assumptions made by management about matters that are highly uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period. Changes in the accounting estimates we use are reasonably likely to occur from period to period which may have a material impact on the presentation of our financial condition and results of operations. We review these estimates and assumptions periodically and reflect the effects of revisions in the period that they are determined to be necessary.

Valuation of long-lived and intangible assets and goodwill

We assess the impairment of long-lived assets, identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

•	Significant underperformance relative to historical or projected future operating results;
•	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business;
•	Significant negative industry or economic trends; or
•	Significant decline in our market capitalization relative to net book value for a sustained period.

When we determine that the carrying value of long-lived and identifiable intangible assets may not be recovered based upon the existence of one or more of the above indicators, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

Goodwill and identifiable intangible assets not subject to amortization are tested annually on October 1st of each year for impairment and may be tested for impairment more frequently based upon the existence of one or more of the above indicators.  We measure any impairment loss as the extent to which the carrying amount of the asset exceeds its fair value.

Accounting for income taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process requires us to estimate our actual current tax exposure and assess the temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then also assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that it is more likely than not that some portion or all of our deferred tax assets will not be realized, we must establish a valuation allowance.  To the extent we establish a valuation allowance or change the allowance in a period, we must reflect the corresponding increase or decrease within the tax provision in the statement of operations.

As of the fourth quarter of 2004, we determined that it was more likely than not that we would generate taxable income from operations and be able to realize tax benefits arising from use of our net operating loss carryforwards to reduce the income tax we will owe on this taxable income. Prior to the fourth quarter of 2004, we recorded a valuation allowance on the deferred tax assets associated with these future tax benefits because we were not certain we would generate taxable income in the future. The release of the valuation allowance in the fourth quarter of 2004 resulted in a tax benefit of approximately $26.2 million. This included an income tax benefit of approximately $16.7 million that was recognized in our results from operations. We also recognized a tax benefit of approximately $9.5 million as additional paid-in capital for our net operating loss carryforwards attributable to tax deductions for stock options. As of December 31, 2006, we continued to maintain a valuation allowance of approximately $337,000 for certain state net operating loss carryforwards.  At December 31, 2006, we had net operating loss carryforwards for federal income tax purposes of approximately $43.1 million, which expire, if unused, from the year 2013 through the year 2023.

Our decision to release the valuation allowance on our deferred tax asset was based on our expectation that we will recognize taxable income from operations in the future, which will enable us to use our net operating loss carryforwards. We believe our expectation that we will recognize taxable income in the future is supported by our increase in net earnings over the last three years, our revenue growth, our renewal rates with our existing customers, and our business model, which permits some control over future costs. We will continue to evaluate our expectation of future taxable income during each quarter. If we are unable to conclude that it is more likely than not that we will realize the future tax benefits associated with our deferred tax assets, then we may be required to establish a valuation allowance against some or all of the deferred tax assets.

For the next two years, however, we expect the majority of our taxable income to be offset by our net operating loss carryforwards. As a result, we expect our cash payments for taxes to be limited primarily to federal alternative minimum taxes and to state income taxes in certain states.  Our U.K. expansion will generate net operating losses in the U.K.  The loss in the U.K. will generate a lower tax benefit than if the costs were incurred in the U.S., thereby creating a higher effective tax rate in 2007.

Effective for fiscal quarters beginning after December 31, 2006, we will adopt the provisions of FIN 48 “Accounting for Uncertainty in Income Taxes”.  This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  We do not expect the adoption of FIN 48 to have a material impact on our results of operations and financial condition.

Accounting for employee stock options

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123R “Accounting for Stock-Based Compensation” (SFAS 123R) utilizing the modified prospective approach. Under the modified prospective approach, SFAS 123R applies to new stock-based compensation awards and to awards that were outstanding on January 1, 2006, that are subsequently modified, repurchased or cancelled.  Under the fair value recognition provisions of this statement we use the Black-Scholes option-pricing model to determine the fair value of our share-based compensation awards.  This model employs the following key assumptions.  Expected volatility is based on the annualized daily historical volatility of our stock price, over the expected life of the option. Expected term of the option is based on historical employee stock option exercise behavior, the vesting terms of the respective option and a contractual life of ten years. Our stock price volatility and option lives and expected dividends involve management’s best estimates at that time, all of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option.

SFAS 123R also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. In order to determine the portion of options and stock units expected to vest, we apply estimated forfeiture rates that are derived from historical employee termination behavior.

If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Non-GAAP Financial Measures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. We also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our net income (loss) before interest, income taxes, depreciation and amortization. We disclose EBITDA in our earnings releases, investor conference calls and filings with the Securities and Exchange Commission. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is net income (loss). In calculating EBITDA we exclude from net income (loss) the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss) or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss). In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to net income (loss) set forth below, in our earnings releases and in other filings with the Securities and Exchange Commission and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the Securities and Exchange Commission, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 18 years building our database of commercial real estate information and expanding our markets and services partially through acquisitions of complimentary businesses.

Due to the expansion of our information services, which included acquisitions, our net income (loss) has included significant charges for purchase amortization, depreciation and other amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for purchase amortization, depreciation and other amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash charges, such as amortization and depreciation, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income (loss) to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income (loss):

•
Purchase amortization in cost of revenues may be useful for investors to consider because it represents the use of our acquired database technology, which is one of the sources of information for our database of commercial real estate information. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Purchase amortization in operating expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of any acquired tradenames. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation and other amortization may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of net interest income we generate may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of net interest income to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense (benefit) may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense (benefit) to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by only using a non-GAAP measure to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our net income and our cash flows from operating, investing and financing activities for the indicated periods (in thousands of dollars):

	Fiscal Year Ended December 31,
	2004	2005	2006
Net income	$24,985	$6,457	$12,410
Purchase amortization in cost of revenues	2,453	1,250	1,205
Purchase amortization in operating expenses	4,351	4,469	4,183
Depreciation and other amortization	6,206	5,995	6,421
Interest income, net	(1,314)	(3,455)	(6,845)
Income tax (benefit) expense	(16,925)	4,340	8,516
EBITDA	$19,756	$19,056	$25,890

Cash flows provided by (used in)
Operating activities	$24,723	$22,919	$32,751
Investing activities	$(29,946)	$(38,732)	$(28,493)
Financing activities	$6,297	$7,412	$5,582

Consolidated Results of Operations

The following table provides our selected consolidated results of operations for the indicated periods (in thousands of dollars and as a percentage of total revenue):

	Fiscal Year Ended December 31,
	2004		2005		2006
Revenues	$112,085	100.0%	$134,338	100.0%	$158,889	100.0%
Cost of revenues	35,384	31.6	44,286	33.0	56,136	35.3
Gross margin	76,701	68.4	90,052	67.0	102,753	64.7
Operating expenses:
Selling and marketing	29,458	26.3	38,351	28.6	41,774	26.3
Software development	8,492	7.6	10,123	7.5	12,008	7.6
General and administrative	27,654	24.6	27,550	20.5	30,707	19.3
Restructuring charge	—	0.0	2,217	1.7	—	0.0
Purchase amortization	4,351	3.9	4,469	3.3	4,183	2.6
Total operating expenses	69,955	62.4	82,710	61.6	88,672	55.8
Income from operations	6,746	6.0	7,342	5.4	14,081	8.9
Other income	1,314	1.2	3,455	2.6	6,845	4.3
Income before income taxes	8,060	7.2	10,797	8.0	20,926	13.2
Income tax expense (benefit)	(16,925)	(15.1)	4,340	3.2	8,516	5.4
Net income	$24,985	22.3%	$6,457	4.8%	$12,410	7.8%

Business Segments

Effective in 2007, the Company began to manage the business geographically in two operating segments with our primary areas of measurement and decision-making being the United States and International.  Presented below is segment revenue and EBITDA for comparison purposes (in thousands):

	Fiscal Year Ended December 31,
	2004	2005	2006

Revenues
United States	$102,607	$123,360	$146,073
International	9,478	10,978	12,816
Total Revenues	$112,085	$134,338	$158,889

EBITDA
United States	$20,159	$19,372	$26,205
International	(403)	(316)	(315)
Total EBITDA	$19,756	$19,056	$25,890

Reconciliation of EBITDA to net income
EBITDA	$19,756	$19,056	$25,890
Purchase amortization in cost of revenues	(2,453)	(1,250)	(1,205)
Purchase amortization in operating expenses	(4,351)	(4,469)	(4,183)
Depreciation and other amortization	(6,206)	(5,995)	(6,421)
Interest income, net	1,314	3,455	6,845
Income tax expense, net	16,925	(4,340)	(8,516)
Net income	$24,985	$6,457	$12,410

International EBITDA includes a corporate allocation of approximately $1.0 million for the years ended December 31, 2006, 2005 and 2004. The corporate allocation represents costs allocated for services for United States employees involved in international management activities.

Comparison of Year Ended December 31, 2006 and Year Ended December 31, 2005

Revenues. Revenues grew 18.3% from $134.3 million in 2005 to $158.9 million in 2006. This increase in revenue is principally due to further penetration of our subscription-based information services, as well as the successful cross-selling to our customer base across our service platform in existing markets combined with continued high renewal rates. Our subscription-based information services, consisting primarily of CoStar Property Professional, CoStar Tenant, CoStar COMPS Professional and FOCUS services, currently generate 96% of our total revenues.

Gross Margin. Gross margin increased from $90.1 million in 2005 to $102.8 million in 2006. Gross margin percentage decreased from 67.0% in 2005 to 64.7% in 2006. The increase in the gross margin amount resulted principally from internal revenue growth from our subscription-based information services, partially offset by an increase in cost of revenues.  Cost of revenues increased from $44.3 million in 2005 to $56.1 million in 2006, principally due to increased research department hiring, training, compensation and other operating costs and the addition of offshore resources from our geographic and retail expansion, as well as research costs associated with further service enhancements to our existing platform.

Selling and Marketing Expenses. Selling and marketing expenses increased from $38.4 million in 2005 to $41.8 million in 2006 and decreased as a percentage of revenues from 28.6% in 2005 to 26.3% in 2006. The increase in the amount of selling and marketing expenses is primarily due to sales and marketing efforts for our current retail and geographic expansion plan as well as costs associated with growth in the sales force.  Additionally, stock-based compensation expense, due to the implementation of SFAS 123R, included in selling and marketing expenses for the year ended December 31, 2005, was $19,000 compared to approximately $1.3 million for the year ended December 31, 2006.

Software Development Expenses. Software development expenses increased from $10.1 million in 2005 to $12.0 million in 2006 and remained relatively consistent as a percentage of revenues from 7.5% in 2005 to 7.6% in 2006. The majority of the increase in the amount of software and development expense was due to the hiring of new employees to support our continued focus on enhancements to our existing services, development of new services and development costs for our internal information systems.

General and Administrative Expenses. General and administrative expenses increased from $27.6 million in 2005 to $30.7 million in 2006 and decreased as a percentage of revenues from 20.5% in 2005 to 19.3% in 2006. The increase in the amount of general and administrative expenses was primarily due to an increase in stock-based compensation, due to the implementation of SFAS 123R, from $290,000 in 2005 to $2.4 million for the year ended 2006 and an increase in professional services.

Restructuring Charge. In the third quarter of 2005, we recorded a restructuring charge of approximately $2.2 million in connection with the closing of our research center in Mason, Ohio.  The restructuring charge included amounts for wages, severance, occupancy and other costs.  We did not incur any restructuring charges in 2006.

Purchase Amortization. Purchase amortization decreased from $4.5 million in 2005 to $4.2 million in 2006. This decrease was due to the completion of amortization for certain identifiable intangible assets during 2006.

Other Income.  Interest income increased from $3.5 million in 2005 to $6.8 million in 2006. This increase was primarily a result of higher total cash, cash equivalents and short-term investment balances and increased interest rates during the year.

Income Tax Expense.  Income tax expense increased from $4.3 million in 2005 to of $8.5 million in 2006.   As a result of our increased profitability.

Business Segment Results

Due to the increased size, complexity, and funding requirements associated with our international expansion in 2007, we began to manage our business geographically in two operating segments, with our primary areas of measurement and decision-making being the United States and International, which includes the U.K. and France. Below is a discussion of segment revenue and EBITDA which is provided for comparison purposes.  Management relies on an internal management reporting process that provides revenue and segment EBITDA, which is our net income before interest, income taxes, depreciation and amortization. Management believes that segment EBITDA is an appropriate measure for evaluating the operational performance of our segments. EBITDA is used by management to internally measure our operating and management performance and to evaluate the performance of our business. However, this measure should be considered in addition to, not as a substitute for income from operations or other measures of financial performance prepared in accordance with GAAP.

Segment Revenues. United States revenues increased from $123.4 million for the year ended December 31, 2005 to $146.1 million for the year ended December 31, 2006. This increase in United States revenue is due to further penetration of our United States subscription-based information services and the successful cross-selling into our customer base across our service platform in existing markets, combined with continued high renewal rates. International revenues increased from $11.0 million for the year ended December 31, 2005 to $12.8 million for the year ended December 31, 2006. This increase in international revenue is principally a result of further penetration of our subscription-based information services.

Segment EBITDA. United States EBITDA increased from $19.4 million for the year ended December 31, 2005 to $26.2 million for the year ended December 31, 2006. The increase in United States EBITDA was due to increased revenue, partially offset by increased costs associated with our geographic and retail expansion, and an increase in stock based compensation expense due to the implementation of SFAS 123R.  Additionally there was a restructuring charge, of approximately $2.2 million, in 2005 that did not occur in 2006.  International EBITDA remained consistent at a loss of approximately $300,000 for the year ended December 31, 2005 and the year ended December 31, 2006.  International EBITDA includes a corporate allocation of approximately $1.0 million for the year ended December 31, 2005 and the year ended December 31, 2006. The corporate allocation represents costs allocated for services for United States employees involved in international management activities.

Comparison of Year Ended December 31, 2005 and Year Ended December 31, 2004

Revenues. Revenues grew 19.9% from $112.1 million in 2004 to $134.3 million in 2005. The increase in revenue is principally due to further penetration of our subscription-based information services, as well as the successful cross-selling to our customer base across our service platform in existing markets combined with continued high renewal rates.  In addition, NRB, which was acquired in January 2005, contributed approximately $1.9 million of our revenues for the year ended December 31, 2005.  In 2005, our subscription-based information services, consisting primarily of CoStar Property Professional, CoStar Tenant, CoStar COMPS Professional and FOCUS services, generated 95% of our total revenues.

Gross Margin. Gross margin increased from $76.7 million in 2004 to $90.1 million in 2005. Gross margin percentage decreased from 68.4% in 2004 to 67.0% in 2005. The increase in the gross margin amount resulted principally from internal revenue growth from our subscription-based information services.  Cost of revenues increased from $35.4 million in 2004 to $44.3 million in 2005, principally due to increased research department hiring, training, compensation and other operating costs associated with our 21-market and retail expansion, as well as research costs associated with further service enhancements to our existing platform.

Selling and Marketing Expenses. Selling and marketing expenses increased from $29.5 million in 2004 to $38.4 million in 2005 and increased as a percentage of revenues from 26.3% in 2004 to 28.6% in 2005. The increase in the amount of selling and marketing expenses was primarily due to increased sales commissions and growth in the sales force as well as costs associated with sales and marketing efforts for our 21-market and retail expansion plan.

Software Development Expenses. Software development expenses increased from $8.5 million in 2004 to $10.1 million in 2005 and decreased as a percentage of revenues from 7.6% in 2004 to 7.5% in 2005. The majority of the increase in the amount of software and development expense was due to the hiring of new employees to support our continued focus on enhancements to our existing services, development of new services and development costs for our internal information systems.

General and Administrative Expenses. General and administrative expenses decreased slightly from $27.7 million in 2004 to $27.6 million in 2005 and decreased as a percentage of revenues from 24.6% in 2004 to 20.5% in 2005. The decrease in the percentage of general and administrative expenses was primarily due to our continued efforts to control and leverage our overhead costs.

Restructuring Charge. In the third quarter of 2005, we recorded a restructuring charge of approximately $2.2  million in connection with the closing of our research center in Mason, Ohio.  The restructuring charge included amounts for wages, severance, occupancy and other costs.  We did not incur any restructuring charges in 2004.

Purchase Amortization. Purchase amortization increased from $4.4 million in 2004 to $4.5 million in 2005. This increase was due to additional amortization associated with the NRB purchase..

Other Income.  Interest income increased from $1.3 million in 2004 to $3.5 million in 2005. This increase was primarily a result of higher total cash, cash equivalents and short-term investment balances and increased interest rates during the year.

Income Tax Expense (Benefit). Income tax expense (benefit) changed from a benefit of $16.9 million in 2004 to an expense of $4.3 million in 2005. Income tax expense in 2005 is a result of our continued profitability combined with the release of the valuation allowance on deferred tax assets in the fourth quarter of 2004.

Business Segment Results

Due to the increased size, complexity, and funding requirements associated with our international expansion in 2007, we began to manage our business geographically in two operating segments, with our primary areas of measurement and decision-making being the United States and International, which includes the U.K. and France. Management relies on an internal management reporting process that provides revenue and segment EBITDA, which is our net income before interest, income taxes, depreciation and amortization. Below is a discussion of segment revenue and EBITDA which is provided for comparison purposes.  Management believes that segment EBITDA is an appropriate measure for evaluating the operational performance of our segments. EBITDA is used by management to internally measure our operating and management performance and to evaluate the performance of our business. However, this measure should be considered in addition to, not as a substitute for income from operations or other measures of financial performance prepared in accordance with GAAP.

Segment Revenues. United States revenues increased from $102.6 million for the year ended December 31, 2004 to $123.4 million for the year ended December 31, 2005. This increase in United States revenue is due to further penetration of our United States subscription-based information services and the successful cross-selling into our customer base across our service platform in existing markets, combined with continued high renewal rates. International revenues increased from $9.5 million for the year ended December 31, 2004 to $11.0 million for the year ended December 31, 2005. This increase in international revenue is principally a result of further penetration of our subscription-based information services.

Segment EBITDA. United States EBITDA decreased from $20.2 million for the year ended December 31, 2004 to $19.4 million for the year ended December 31, 2005. The decrease in United States EBITDA was due to increased expenses related to our 21-market and retail expansion efforts, and the one time restructuring charge, of approximately $2.2 million, for the closing of our research center in Mason, Ohio which occurred in 2005, partially offset by increased revenues. International EBITDA remained relatively consistent at a loss of approximately $400,000 for the year ended December 31, 2004 to a loss of $300,000 for the year ended December 31, 2005. International EBITDA includes a corporate allocation of approximately $1.0 million for the year ended December 31, 2004 and the year ended December 31, 2005. The corporate allocation represents costs allocated for services for United States employees involved in international management activities.

Consolidated Quarterly Results of Operations

The following tables summarize our consolidated results of operations on a quarterly basis for the indicated periods (in thousands, except per share amounts, and as a percentage of total revenues):

	2005				2006
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$31,343	$32,871	$34,320	$35,804	$37,274	$38,946	$40,571	$42,098
Cost of revenues	10,490	10,836	11,001	11,959	12,926	12,606	14,005	16,599
Gross margin	20,853	22,035	23,319	23,845	24,348	26,340	26,566	25,499
Operating expenses	19,839	20,818	22,347	19,706	22,500	23,942	20,730	21,500
Income from operations	1,014	1,217	972	4,139	1,848	2,398	5,836	3,999
Other income, net	604	719	932	1,200	1,426	1,610	1,852	1,957
Income before income taxes	1,618	1,936	1,904	5,339	3,274	4,008	7,688	5,956
Income tax expense	644	793	767	2,136	1,414	1,704	2,990	2,408
Net income	$974	$1,143	$1,137	$3,203	$1,860	$2,304	$4,698	$3,548
Net income per share - basic	$0.05	$0.06	$0.06	$0.17	$0.10	$0.12	$0.25	$0.19
Net income per share - diluted	$0.05	$0.06	$0.06	$0.17	$0.10	$0.12	$0.25	$0.18

	2005				2006
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	33.5	33.0	32.1	33.4	34.7	32.4	34.5	39.4
Gross margin	66.5	67.0	67.9	66.6	65.3	67.6	65.5	60.6
Operating expenses	63.3	63.3	65.1	55.0	60.3	61.4	51.1	51.1
Income from operations	3.2	3.7	2.8	11.6	5.0	6.2	14.4	9.5
Other income, net	2.0	2.2	2.7	3.3	3.8	4.1	4.6	4.6
Income before income taxes	5.2	5.9	5.5	14.9	8.8	10.3	19.0	14.1
Income tax expense	2.1	2.4	2.2	6.0	3.8	4.4	7.4	5.7
Net income	3.1%	3.5%	3.3%	8.9%	5.0%	5.9%	11.6%	8.4%

Recent Acquisitions

National Research Bureau.  On January 20, 2005, we acquired the assets of NRB, a leading provider of property information to the shopping center industry, from Claritas Inc. for approximately $4.1 million in cash.

 Grecam S.A.S.  On December 21, 2006, our U.K. Subsidiary, CoStar Limited, acquired Grecam, a provider of commercial property information and market-level surveys, studies and consulting services, located in Paris, France. We acquired all of the assets of Grecam, together with all outstanding capital stock for approximately $2.0 million in cash.

Property Investment Exchange.  On February 16, 2007, CoStar Limited, a wholly owned U.K. subsidiary of CoStar, acquired all outstanding capital stock of Propex, a U.K. company, from the shareholders of Propex pursuant to a Stock Purchase Agreement in exchange for consideration of approximately £11,000,000 (approximately $22.0 million), consisting of cash and 21,526 shares of CoStar common stock.  The purchase price is subject to decrease based on Propex’s net worth as of the closing date.  Propex provides web-based commercial property information and operates an electronic platform that facilitates the exchange of investment property in the U.K.   Its suite of electronic platforms and listing websites give users access to the U.K. commercial property investment and leasing markets.

Accounting Treatment. All of the acquisitions discussed above have been accounted for using purchase accounting. The purchase price for each of the acquisitions was allocated primarily to acquired database technology, customer base and goodwill.  The acquired database technology for each acquisition is being amortized on a straight-line basis over 5 years.  The customer base for each acquisition, which consists of one distinct intangible asset composed of acquired customer contracts and the related customer relationships, is being amortized on a 125% declining balance method over 10 years.  Goodwill will not be amortized, but is subject to annual impairment tests. The results of operations of NRB and Grecam have been consolidated with our results since the respective dates of acquisition. The operating results of each of NRB and Grecam are not considered material to our consolidated financial statements, and accordingly, pro forma financial information has not been presented for any of the acquisitions.

CoStar currently operates within one business segment.  Due to the purchase of Grecam in December of 2006, the purchase of Propex in February of 2007 and the Company's plan to expand the U.K. operations in 2007, the Company will operate in more than one segment in 2007.

Liquidity and Capital Resources

Our principal sources of liquidity are cash, cash equivalents and short-term investments. Total cash, cash equivalents and short-term investments were $158.1 million at December 31, 2006 compared to $134.2 million at December 31, 2005.  Cash, cash equivalents and short-term investments increased principally as a result of EBITDA, interest income, and proceeds from exercise of stock options, partially offset by purchases of property and equipment and other assets, cash used for the purchase of Grecam, and changes in working capital accounts.

Net cash provided by operating activities for the year ended December 31, 2006 was $32.8 million compared to $22.9 million for the year ended December 31, 2005. The $9.9 million increase in net cash provided by operating activities is primarily due to increased earnings before non-cash charges for taxes, stock based compensation, provision for losses on accounts receivable, depreciation and amortization, partially offset by the net effect of changes in working capital.

Net cash used in investing activities was $28.5 million for the year ended December 31, 2006 compared to $38.7 million for the year ended December 31, 2005. This $10.2 million decrease in net cash used in investing activities was principally due to decreased net purchases and sales of short-term investments and less cash used in acquisitions, partially offset by increased purchases of property and equipment and other assets.

Net cash provided by financing activities was $5.6 million for the year ended December 31, 2006 compared to $7.4 million for the year ended December 31, 2005.  The lower net cash produced by financing activities in 2006 compared to 2005 is due to a decrease in proceeds from the exercise of stock options.

Contractual Obligations. The following table summarizes our principal contractual obligations at December 31, 2006 and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

	Total	2007	2008-2009	2010-2011	2012 and thereafter
Operating leases	$28,634	$7,563	$12,922	$5,735	$2,414
Purchase obligations(1)	3,592	3,076	513	3	—
Total contractual principal cash obligations	$32,226	$10,639	$13,435	$5,738	$2,414

(1)	Amounts do not include current purchase obligations that may be renewed on the same or different terms or terminated by us or a third party.

During 2006, we incurred capital expenditures of approximately $13.0 million, including expenditures of approximately $7.8 million related to building photography costs and the purchase of field research vehicles and equipment in connection with our intention to actively research commercial properties in approximately 100 new MSA’s across the United States, and the remaining $5.2 million related to costs of supporting our existing operations.  We expect to make capital expenditures in 2007 totaling approximately $12.0 million including significant investments in expansion facilities, building photography, network equipment and workstations to support expansion and ongoing operations.  This estimate also includes $2.0 million to $3.0 million in capital expenditures for the company’s U.K. operations..

To date, we have grown in part by acquiring other companies and we may continue to make acquisitions. Our acquisitions may vary in size and could be material to our current operations. We expect to use cash, stock, debt or other means of funding to make these acquisitions.

Based on current plans, we believe that our available cash combined with positive cash flow provided by operating activities should be sufficient to fund our operations for at least the next 12 months.

As of the fourth quarter of 2004, we determined that it was more likely than not that we would generate taxable income from operations and be able to realize tax benefits arising from use of our net operating loss carryforwards to reduce the income tax we will owe on this taxable income. Prior to the fourth quarter of 2004, we recorded a valuation allowance on the deferred tax assets associated with these future tax benefits because we were not certain we would generate taxable income in the future. The release of the valuation allowance in the fourth quarter of 2004 resulted in a tax benefit of approximately $26.2 million. This included an income tax benefit of approximately $16.7 million that was recognized in our results from operations. We also recognized a tax benefit of approximately $9.5 million as additional paid-in capital for our net operating loss carryforwards attributable to tax deductions for stock options. As of December 31, 2006, we continued to maintain a valuation allowance of approximately $337,000 for certain state net operating loss carryforwards.  At December 31, 2006, we had net operating loss carryforwards for federal income tax purposes of approximately $43.1 million, which expire, if unused, from the year 2013 through the year 2023.

For the next two years, however, we expect the majority of our taxable income to be absorbed by our net operating loss carryforwards. As a result, we expect our cash payments for taxes to be limited primarily to federal alternative minimum taxes and to state income taxes in certain states.

Inflation may affect the way we operate in the U.S. and abroad.  In general, we believe that over time we are able to increase the prices of our services to counteract the majority of the inflationary effects of increasing costs.  We do not believe the impact of inflation has significantly affected our operations, and we do not anticipate that inflation will have a material impact on our operations in 2007.

Recent Accounting Pronouncements

We initially adopted the Emerging Issues Task Force (“EITF”) consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” on July 1, 2004, and the Financial Accounting Standards Board Staff Position (“FSP”) EITF Issue No. 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” on September 30, 2004. The consensus on Issue No. 03-1 applies to investments in marketable debt and equity securities, as well as investments in equity securities accounted for under the cost method. It provides guidance for determining when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP EITF Issue No. 03-1-1 delays the effective date of paragraphs 10-20 of EITF Issue No. 03-1, which provide guidance for determining whether the impairment is other than temporary, the measurement of an impairment loss, and accounting considerations subsequent to the recognition of an other-than-temporary impairment. Application of these paragraphs was deferred pending issuance of proposed FSP EITF Issue No. 03-1-a. The adoption of EITF Issue No. 03-1 and FSP EITF Issue No. 03-1-1 did not have a material impact on our results of operations and financial condition. On November 3, 2005 the Financial Accounting Standards Board (“FASB”) issued FSP EITF Issue No. 03-1-a (renamed as FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”), which provides guidance effective for fiscal periods beginning after December 15, 2005. The adoption of this pronouncement has not had a material impact on our results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after September 15, 2005 and we were required to adopt it beginning January 1, 2006. The adoption of SFAS 153 did not have a material impact on our results of operations and financial condition.

In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143 “Accounting for Asset Retirement Obligations (“SFAS 143”)” (“FIN 47”).” FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists. The liability for the conditional asset retirement obligation should be recognized when incurred. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal periods beginning after December 15, 2005.  The adoption of FIN 47 did not have a material impact on our results of operations and financial condition.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires restatement of prior period financial statements, unless impracticable, for voluntary changes in accounting principle. The retroactive application of a change in accounting principle should be limited to the direct effect of the change. Changes in depreciation, amortization or depletion methods should be accounted for prospectively as a change in accounting estimate. Corrections of accounting errors will be accounted for under the guidance contained in APB Opinion No. 20. The effective date of this new pronouncement is for fiscal years beginning after December 15, 2005 and prospective application is required.  The adoption of SFAS 154 did not have a material impact on our results of operations and financial condition.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006.  We do not expect the adoption of FIN 48 to have a material impact on our results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” or “SFAS 157”, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements under GAAP and is effective for fiscal years beginning after November 15, 2007. The effects of adoption will be determined by the types of instruments carried at fair value in our financial statements at the time of adoption as well as the method utilized to determine their fair values prior to adoption. Based on our current use of fair value measurements, SFAS 157 is not expected to have a material effect on our results of operations or financial position.